===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Norfolk Southern Railway Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

-------------------------------------------------------------------------------

Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN RAILWAY COMPANY
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting
of Stockholders to be Held
on Tuesday, May 25, 1999

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Railway Company will be held on the 19th Floor of Norfolk Southern Tower, Three Commercial Place, Norfolk, Virginia, on Tuesday, May 25, 1999, at 11 o'clock A.M., Eastern Daylight Time, for the following purposes:

     1.Election of two directors to the class whose term will expire in 2002.

     2.Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 25, 1999, will be entitled to vote at such meeting.

                                          By order of the Board of Directors,
                                                 SANDRA T. PIERCE,
                                                 Corporate Secretary.

Dated: April 15, 1999

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope.

                       Norfolk Southern Railway Company
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                 April 15, 1999

                                PROXY STATEMENT

  On March 12, we began mailing to you and other stockholders the Company's Annual Report for 1998, which contains important financial and narrative information. On April 15, 1999, we expect to begin mailing to you and other stockholders this Proxy Statement and the accompanying proxy card, both of which relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 25, 1999 (1999 Annual Meeting). Only stockholders of record on March 25, 1999, are entitled to vote at the 1999 Annual Meeting. As of February 28, 1999, the Company had issued and outstanding 1,197,027 shares of $2.60 Cumulative Preferred Stock, Series A ("Preferred Stock"), and 16,668,997 shares of Common Stock. Of these shares, 1,096,907 shares of Preferred Stock (this total excludes 100,120 shares held by Company subsidiaries and/or in a fiduciary capacity), and all shares of Common Stock are entitled to one vote per share. All the Common Stock is owned directly by Norfolk Southern Corporation ("NS").

  If you properly sign the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

  Any stockholder may revoke a signed and returned proxy card at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Company; (b) executing and delivering a subsequent proxy; or
  (c) attending the 1999 Annual Meeting and voting in person.

  The cost of soliciting these proxies will be paid by the Company, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy material to beneficial owners. Officers and other regular employees of the Company may solicit proxies by telephone, telegram or personal interview; they receive no additional compensation for doing so.

                                CONFIDENTIALITY

  We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $2,200 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the 1999 Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

  Members of the Board of Directors and employees of the Company do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTORS

  At the 1999 Annual Meeting, the terms of two directors will expire: those of Jon L. Manetta and Henry C. Wolf.

  Unless you instruct otherwise on the enclosed proxy card, your proxy will be voted in favor of the reelection of Messrs. Manetta and Wolf as directors for three-year terms that expire in 2002.

  If either nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

  So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 1999 Annual Meeting were selected, we confirm, as required by the Securities and Exchange Commission, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) that there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

  Vote Required to Elect a Director: Under Virginia law and under the Company's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum exists, if the votes cast favoring the election of that director exceed the votes cast opposing the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

  The following information relates to the nominees and the directors whose terms of office will continue after the 1999 Annual Meeting.

   Name, Age, Business
        Experience                                   Shares of Norfolk
   during past 5 Years,                             Southern Corporation
      Directorships             Current                 Common Stock
     in Other Public         Term Expires/           Beneficially Owned
       Corporations         A Director Since as of February 28, 1999/1/,/2/,/3/
   --------------------     ---------------- ----------------------------------

Nominees (for term expiring in 2002)

JON L. MANETTA, 60,
 Norfolk, Va.; Senior Vice
 President-Operations of
 both Norfolk Southern
 Corporation and Norfolk
 Southern Railway Company
 since August 1, 1998.
 Served as Vice President-
 Transportation &
 Mechanical of Norfolk
 Southern Corporation and
 Norfolk Southern Railway
 Company from December 1,
 1995, to August 1, 1998,
 and prior thereto was
 Vice President-
 Transportation of both
 Norfolk Southern
 Corporation and Norfolk
 Southern Railway Company.
 Director of several
 Norfolk Southern Railway
 Company subsidiaries.         1999/1997                   86,825
HENRY C. WOLF, 56,
 Norfolk, Va.; Vice
 Chairman and Chief
 Financial Officer of
 Norfolk Southern
 Corporation and Vice
 President and Chief
 Financial Officer of
 Norfolk Southern Railway
 Company since August 1,
 1998. Served as Executive
 Vice President-Finance of
 Norfolk Southern
 Corporation and Vice
 President-Finance of
 Norfolk Southern Railway
 Company from June 1,
 1993, to August 1, 1998,
 and prior thereto was
 Vice President-Taxation
 of both Norfolk Southern
 Corporation and Norfolk
 Southern Railway Company.
 Director of Conrail Inc.,
 Consolidated Rail
 Corporation and several
 Norfolk Southern Railway
 Company subsidiaries.         1999/1994                  385,285

Other Directors

JAMES C. BISHOP, JR., 62,
 Norfolk, Va.; Executive
 Vice President-Law of
 Norfolk Southern
 Corporation and Vice
 President-Law of Norfolk
 Southern Railway Company
 since March 1, 1996,
 having served prior
 thereto as Vice
 President-Law of Norfolk
 Southern Corporation.
 Director of Conrail Inc.,
 Consolidated Rail
 Corporation and several
 Norfolk Southern Railway
 Company subsidiaries.         2000/1996                  257,777
L. I. PRILLAMAN, 55,
 Norfolk, Va.; Vice
 Chairman and Chief
 Marketing Officer of
 Norfolk Southern
 Corporation and Vice
 President and Chief
 Marketing Officer of
 Norfolk Southern Railway
 Company since August 1,
 1998. Served as Executive
 Vice President-Marketing
 of Norfolk Southern
 Corporation and Vice
 President and Chief
 Traffic Officer of
 Norfolk Southern Railway
 Company from October 1,
 1995,

--------
Notes begin on page 4.

   Name, Age, Business
       Experience                                  Shares of Norfolk
  during past 5 Years,                            Southern Corporation
      Directorships           Current                 Common Stock
     in Other Public       Term Expires/           Beneficially Owned
      Corporations        A Director Since as of February 28, 1999/1/,/2/,/3/
  --------------------    ---------------- ----------------------------------

Other Directors (continued)

 to August 1, 1998, and
 prior thereto was Vice
 President-Properties of
 both Norfolk Southern
 Corporation and Norfolk
 Southern Railway
 Company. Director of
 several Norfolk Southern
 Railway Company
 subsidiaries.               2000/1996                   343,543
DAVID R. GOODE, 58,
 Norfolk, Va.; Chairman,
 President and Chief
 Executive Officer of
 Norfolk Southern
 Corporation and
 President and Chief
 Executive Officer of
 Norfolk Southern Railway
 Company since September
 1, 1992. Director of
 Norfolk Southern
 Corporation, Conrail
 Inc., Consolidated Rail
 Corporation and several
 Norfolk Southern Railway
 Company subsidiaries.
 Also a director of
 Aeroquip-Vickers, Inc.,
 Caterpillar, Inc., Delta
 Air Lines, Inc.
 (effective April 22,
 1999), Georgia-Pacific
 Corporation and Texas
 Instruments
 Incorporated.               2001/1992                 1,300,266
STEPHEN C. TOBIAS, 54,
 Norfolk, Va.; Vice
 Chairman and Chief
 Operating Officer of
 Norfolk Southern
 Corporation and Vice
 President and Chief
 Operating Officer of
 Norfolk Southern Railway
 Company since August 1,
 1998. Served as
 Executive Vice
 President-Operations of
 Norfolk Southern
 Corporation and Vice
 President-Operations of
 Norfolk Southern Railway
 Company from July 1,
 1994, to August 1, 1998,
 and prior thereto was
 Senior Vice President-
 Operations of Norfolk
 Southern Corporation and
 Vice President of
 Norfolk Southern Railway
 Company. Director of
 Conrail Inc.,
 Consolidated Rail
 Corporation and several
 Norfolk Southern Railway
 Company subsidiaries.       2001/1994                   338,246

--------
  /1/For each named individual, the shares owned are less than 1% of the total outstanding shares of Norfolk Southern Corporation. No director or nominee owns shares of the Company's Preferred Stock.
  /2/Unless otherwise indicated by footnote, all shares are held by the named individuals with sole voting and investment powers.
  /3/Includes shares credited to individual accounts under the NS Thrift and Investment Plan and shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan (for Mr. Manetta, this amounts, respectively, to 200 and 10,588 shares; for Mr. Wolf, 10,024 and 66,193 shares; for Mr. Bishop, 5,112 and 36,444 shares; for Mr. Prillaman, 19,858 and 47,036 shares; for Mr. Goode, 10,266 and 229,764 shares; and for Mr. Tobias, 12,510 and 49,965 shares). The individual possesses voting power over shares held under share retention agreements but has no investment power until the shares are distributed. Also includes shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan and with respect to which the optionee has the right to acquire beneficial ownership within 60 days (for Mr. Manetta, this amounts to 73,500 shares; for Mr. Wolf, 252,000 shares; for Mr. Bishop, 198,939 shares; for Mr. Prillaman, 221,274 shares; for Mr. Goode, 977,500 shares; and for Mr. Tobias, 242,868 shares); and includes Deferred Stock Units credited to officers pursuant to the NS Long-Term Incentive Plan (for Mr. Manetta, this amounts to 2,537 shares; for Mr. Wolf, 6,089 shares; for Mr. Bishop, 4,481 shares; for Mr. Prillaman, 6,089 shares; for Mr. Goode, 21,566 shares; and for Mr. Tobias, 6,089 shares).

2. OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the 1999 Annual Meeting other than as noted elsewhere in this Proxy Statement. If any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

  Applicable rules of the Securities and Exchange Commission require that we furnish you the following information relating to the oversight and management of your Company and of Norfolk Southern Corporation and to certain matters concerning the Board of Directors, the directors and the officers.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Company's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Company believes that all required Forms concerning 1998 beneficial ownership were filed on time.

                 BENEFICIAL OWNERSHIP OF NS AND COMPANY STOCK

  As of February 28, 1999, 100,120 shares, or approximately 8.4%, of the Company's Preferred Stock were held by Company subsidiaries and/or in a fiduciary capacity. NS held 176,705 shares, or approximately 15%, of the Company's Preferred Stock.

  To the knowledge of the Company, no other person beneficially owns more than 5% of the Company's Preferred Stock. NS held 16,668,997 shares, or 100%, of the Company's Common Stock on February 28, 1999.

  As of February 28, 1999, all officers and directors of the Company as a group beneficially owned 6,125,503 shares of NS Common Stock and 70 shares (in which beneficial ownership is disclaimed) of the Company's Preferred Stock, or less than 1% of the total shares of each class of stock outstanding. The NS Common Stock figure includes: 238,883 shares credited to individual accounts under the NS Thrift and Investment Plan; 936,530 shares held by NS under share retention agreements pursuant to the NS Long-Term Incentive Plan over which the individual possesses voting power but has no investment power until the shares are distributed; 4,482,300 shares subject to stock options granted pursuant to the NS Long-Term Incentive Plan with respect to which optionees have the right to acquire beneficial ownership within 60 days; and 103,890 Deferred Stock Units, which ultimately will be satisfied in cash, credited to officers pursuant to the NS Long-Term Incentive Plan. Also included are 29,075 shares in which officers disclaim beneficial ownership. The shares held individually by directors whose terms of office will continue after the 1999 Annual Meeting and by nominees for reelection are reported under the caption "Election of Directors," beginning on page 2.

                       BOARD OF DIRECTORS AND COMMITTEES

  On December 31, 1998, the Board of Directors of the Company consisted of six members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains one third of the total number of directors. The Board of Directors has no Audit, Nominating or Compensation Committees. In 1998, the Board of Directors acted by unanimous written consent on eighteen separate occasions.

  The Executive Committee took no action in 1998; its members are David R. Goode, Chairman, James C. Bishop, Jr. and Henry C. Wolf. This committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board.

                           COMPENSATION OF DIRECTORS

  Each incumbent director is also an officer of the Company and an officer of NS; no such director is paid a retainer, meeting fees or other compensation for service as a director.

        NS COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Nominating Committee of the NS Board of Directors during 1998 were Mr. E. B. Leisenring, Jr. (who also was Chair of the Committee until his retirement from the NS Board, effective the date of the 1998 Annual Meeting), Mr. L. E. Coleman (who became Chair following Mr. Leisenring's retirement), Mr. T. Marshall Hahn, Jr. and Mr. Harold W. Pote (who became a member of the Committee following the 1998 Annual Meeting). Other than Mr. Pote's relationship with Beacon Group, which is reported in the Proxy Statement for the 1999 Annual Meeting of the Stockholders of Norfolk Southern Corporation, there were no reportable business relationships between NS and such individuals.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Kathryn B. McQuade is Vice President-Financial Planning of NS. Ms. McQuade's spouse is one of approximately 6,800 partners worldwide in KPMG LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for NS and the Company. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for NS, the Company or the subsidiaries of either. NS paid KPMG approximately $11 million for all services rendered during 1998.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of NS in 1998 ("Executive Officers"), for service in all capacities to both NS and its subsidiaries by the Executive Officers in the fiscal years ending December 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                        Annual Compensation               Compensation
                               -----------------------------------  -----------------------
                                                                      Awards     Payouts
                                                                    ----------  ----------
                                                       Other        Securities                    All
                                                       Annual       Underlying     LTIP          Other
Name and Principal             Salary/1/  Bonus/1/ Compensation/2/  Options/3/  Payouts/4/  Compensation/5/
   Position               Year    ($)       ($)         ($)             (#)        ($)           ($)
------------------        ---- ---------  -------- ---------------  ----------  ----------  ---------------
David R. Goode            1998 900,000    887,400      739,809/6/    250,000    1,615,566       82,083
 Chairman, President and  1997 850,000    850,000      287,972       120,000    2,472,690       85,304
 Chief Executive Officer  1996 800,000    800,000    1,615,682       120,000    1,778,687       73,149
L. I. Prillaman           1998 360,417    274,231      280,085        60,000      516,981       25,719
 Vice Chairman and Chief  1997 320,000    240,000       24,411        36,000      309,086       25,619
 Marketing Officer        1996 285,000    173,437      193,314        36,000      222,289       33,793
Stephen C. Tobias         1998 485,417    382,897      219,885        60,000      516,981       35,877
 Vice Chairman and Chief  1997 400,000    320,000       68,611        36,000      772,715       37,788
 Operating Officer        1996 365,000    273,750      233,858        36,000      222,289       31,391
Henry C. Wolf             1998 485,417    382,897      321,915        60,000      516,981       38,425
 Vice Chairman and Chief  1997 400,000    320,000      130,907        36,000      772,715       40,636
 Financial Officer        1996 365,000    273,750      483,026        36,000      555,770       34,753
R. Alan Brogan            1998 320,000    236,640      585,111        60,000      516,981       48,671
 Executive Vice
 President-               1997 300,000    225,000      143,093        36,000      772,715       51,926
 Corporate                1996 285,000    213,750      515,321        36,000      555,770       40,224

--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the NS Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1998, these amounts were: for Mr. Goode, $88,488; Mr. Prillaman, $12,138; Mr. Tobias, $56,432; Mr. Wolf, $63,734; and
Mr. Brogan, $159,800. Includes a tax absorption payment in 1996 on the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan and for the gain realized upon exercise of certain stock options (in 1997 for Mr. Wolf, and in 1998, for all the Executive Officers).
  /3/Options were granted without tandem SARs.
  /4/Represents the value of the "earn out" pursuant to the performance share feature of NS' Long-Term Incentive Plan for periods ended December 31, 1998, 1997 and 1996 (for 1998, performance shares were earned for achievements in the three-year period 1996-1998; for 1997, for achievements in the three-year period 1995-1997; and for 1996, for achievements in the three-year period 1994-1996).
  /5/Includes for 1998 (i) contributions of $4,800 to NS' 401(k) plan on behalf of Messrs. Goode, Prillaman, Tobias and Wolf, and $4,468 on behalf of Mr. Brogan; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $77,283; Mr. Prillaman, $20,919; Mr. Tobias, $31,075; Mr. Wolf, $33,623; and Mr. Brogan, $44,203.
  /6/Includes personal use in 1998, as directed by resolution of the Board of Directors, of NS' aircraft valued at approximately $84,399--calculated on the basis of the aggregate incremental cost of such use to NS.

Long-Term Incentive Plan

  The NS Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of both NS and certain of its subsidiaries (including the Company). The Compensation and Nominating Committee of the NS Board of Directors ("Committee") administers the Plan and has the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  Stock Options

  The following table sets forth certain information concerning the grant in 1998 of stock options under the NS Long-Term Incentive Plan to each Executive
Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                    Grant
                                                                    Date
                        Individual Grants                           Value
 ---------------------------------------------------------------- ---------
                 Number of
                 Securities  % of Total                             Grant
                 Underlying   Options                               Date
                  Options    Granted to   Exercise or              Present
                 Granted/1/ Employees in Base Price/2/ Expiration  Value/3/
 Name               (#)     Fiscal Year  ($) Per Share    Date       ($)
 ----            ---------- ------------ ------------- ---------- ---------
 D. R. Goode      250,000       6.90%       32.1563    02/01/2008 1,942,500
 L. I. Prillaman   60,000       1.66%       32.1563    02/01/2008   466,200
 S. C. Tobias      60,000       1.66%       32.1563    02/01/2008   466,200
 H. C. Wolf        60,000       1.66%       32.1563    02/01/2008   466,200
 R. A. Brogan      60,000       1.66%       32.1563    02/01/2008   466,200

*No SARs were granted in 1998.
--------
  /1/These options (of which the first 3,109 granted to each Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of February 2, 1998, and are exercisable one year after the date of grant. They earn dividend equivalents in an amount equal to, and commensurate with, dividends as paid on the NS Common Stock--which are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the optionee on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the optionee's death, disability or retirement.
  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of NS Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.
  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by an Executive Officer will be at or near the monetary value determined by using this statistical model.

  In the case of NS Common Stock, the Black-Scholes model used the following measures and assumptions:

  (a) a stock volatility factor of 0.1345: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1993, through December 31, 1997;

  (b) a dividend yield of 2.83%: yield was determined monthly and averaged over the 60-month period January 1, 1993, through December 31, 1997;

  (c) a 1997 risk-free rate of return of 6.15%: this represents the monthly average 10-year Treasury strip rate during 1997, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

  The foregoing produces a Black-Scholes factor of 0.2416 and a resulting present value of $7.77 for each share of NS Common Stock subject to the 1998 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the deferral of receipt of such dividend equivalents until the related Deferred Stock Units actually are paid out.

  The following table sets forth certain information concerning the exercise of options by each Executive Officer during 1998 and the number of unexercised options held by each as of December 31, 1998:

             Aggregated Option/SAR Exercises in Last Fiscal Year
                         And FY-End Option/SAR Values

                                        Number of Securities Underlying          Value of Unexercised
                                        Unexercised Options/SARs at FY-      In-the-Money Options/SARs at
                   Shares                             End                              FY-End/1/
                 Acquired on   Value                  (#)                                 ($)
                  Exercise    Realized  ----------------------------------   ----------------------------
Name                 (#)        ($)      Exercisable       Unexercisable     Exercisable Unexercisable/7/
----             ----------- ---------- ---------------   ----------------   ----------- ----------------
D. R. Goode       30,063/2/  653,004/2/           727,500            250,000  5,909,501          0
L. I. Prillaman   14,292/3/  319,635/3/           161,274             60,000  1,389,000          0
S. C. Tobias       7,773/4/  182,746/4/           182,868             60,000  1,608,470          0
H. C. Wolf        13,581/5/  289,095/5/           192,000             60,000  1,515,606          0
R. A. Brogan      26,097/6/  581,240/6/           214,500             60,000  1,746,467          0

--------
  /1/Equal to the mean ($31.3438) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the NS Common Stock on December 31, 1998, less the exercise prices of the options, multiplied by the number of options.
  /2/Mr. Goode surrendered 10,578 shares of stock already owned in full satisfaction of the exercise price of options on 30,063 shares.
  /3/Mr. Prillaman surrendered 4,720 shares of stock already owned in full satisfaction of the exercise price of options on 14,292 shares.
  /4/Mr. Tobias surrendered 2,481 shares of stock already owned in full satisfaction of the exercise price of options on 7,773 shares.
  /5/Mr. Wolf surrendered 4,889 shares of stock already owned in full satisfaction of the exercise price of options on 13,581 shares.

  /6/Mr. Brogan surrendered 9,024 shares of stock already owned in full satisfaction of the exercise price of options on 26,097 shares.
  /7/Because the market price of the Common Stock at the end of 1998 was below the exercise price ($32.1563 per share) of options granted in 1998, such options are "out-of-the money" and have no reportable value.

  Performance Share Units ("PSUs")

  The following table sets forth certain information concerning the grant in 1998 of PSUs under the NS Long-Term Incentive Plan to each Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (1998-2000) based on NS' performance during that three-year period. Under the 1998 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted:
(1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report under the caption, "Long-Term Incentive Plan," beginning on page 12.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)

                                              Estimated Future Payouts under
                                               Non-Stock Price-Based Plans
                                              -------------------------------------
                                  Performance
                     Number of     or Other
                   Shares, Units    Period
                        or           Until
                  Other Rights/1/ Maturation   Threshold   Target/2/    Maximum
Name                    (#)        or Payout      (#)         (#)          (#)
----              --------------- ----------- ----------  -----------   -----------
D. R. Goode           75,000       01/01/98-            0       60,075       75,000
                                   12/31/00
L. I. Prillaman       25,000       01/01/98-            0       20,025       25,000
                                   12/31/00
S. C. Tobias          25,000       01/01/98-            0       20,025       25,000
                                   12/31/00
H. C. Wolf            25,000       01/01/98-            0       20,025       25,000
                                   12/31/00
R. A. Brogan          25,000       01/01/98-            0       20,025       25,000
                                   12/31/00

--------
  /1/"Earn outs" will be satisfied one half in cash and one half in NS Common Stock, with the stock portion being held by NS for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion. Withholding taxes due on the "earn outs" will be withheld from the cash portion.
  /2/The NS Long-Term Incentive Plan does not provide a performance target for the "earn out" of PSUs; consequently, this column represents 80.1% of the maximum "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is the percentage actually "earned out" under the Plan at the end of the most recently completed performance cycle.

Pension Plans

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under NS' qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1998 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                                  Years of Creditable Service
                    --------------------------------------------------------------------------
Remuneration           25                   30                    35                    40
------------        --------             ---------             ---------             ---------
$ 300,000           $ 95,158             $ 116,512             $ 137,865             $ 159,218
  400,000            132,658               161,512               190,365               219,218
  500,000            170,158               206,512               242,865               279,218
  600,000            207,658               251,512               295,365               339,218
  700,000            245,158               296,512               347,865               399,218
  800,000            282,658               341,512               400,365               459,218
  900,000            320,158               386,512               452,865               519,218
1,000,000            357,658               431,512               505,365               579,218
1,100,000            395,158               476,512               557,865               639,218
1,200,000            432,658               521,512               610,365               699,218
1,300,000            470,158               566,512               662,865               759,218
1,400,000            507,658               611,512               735,000               819,218
1,500,000            545,158               656,512               767,865               879,218
1,600,000            582,658               701,512               820,365               939,218
1,700,000            620,158               746,512               872,865               999,218
1,800,000            657,658               791,512               925,365             1,059,218
1,900,000            695,158               836,512               977,865             1,119,218
2,000,000            732,658               881,512             1,030,365             1,179,218
2,100,000            770,158               926,512             1,082,865             1,239,218
2,200,000            807,658               971,512             1,135,365             1,299,218
2,300,000            845,158             1,016,512             1,207,500             1,359,218

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1999, for each Executive Officer were:
Mr. Goode, $1,392,046 and 33 years; Mr. Prillaman, $466,369 and 29 years; Mr. Tobias, $598,685 and 29 years; Mr. Wolf, $596,105 and 26 years; and Mr. Brogan, $469,892 and 35 years.

Change-in-Control Arrangements

  In May 1996, the Compensation and Nominating Committee recommended, and the NS Board of Directors approved, NS' entering into new change-in-control compensation agreements ("Agreements") with each of the Executive Officers and with certain other key employees. The new Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to NS' Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the new Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of NS. As consideration for these new Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute a new Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the new Agreements.

  These Agreements are terminable by either NS or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by the new Agreements' being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the NS Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under NS' retirement plans (in the case of any NS Board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1998 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's ("Corporation") officer compensation strategy, the components of its compensation program and the manner in which 1998 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1998 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1998. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (applicable to non-officers) and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as well as all Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman, President and CEO's base salary between the 50th and 75th percentiles of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1998 approximated the 70th percentile; the average base salaries of other Executive Officers in 1998 approximated the 40th percentile of the 1998 practices of corporations with comparable revenues.

  For 1998, Mr. Goode's annual base salary was increased by $50,000, or 5.9%. This increase, not tied to or reflecting application of any specific formula, reflects the Corporation's performance in 1997, including its total operating revenues and record net income, as well as the Board's confidence in Mr. Goode's leadership in general and in the Conrail transaction in particular. The Committee recommended and the Board approved average increases of 9.3% for the other Executive Officers as a group; these increases were based on Mr. Goode's recommendations and the Corporation's 1997 performance.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Executive Officers, to other participants in the Corporation's Executive Management Incentive

  Plan, and to participants in the Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1997 the Committee set Mr. Goode's maximum 1998 incentive opportunity at 100% of his 1998 base salary, Mr. Tobias' and Mr. Wolf's at 80% of 1998 base salary and the other Executive Officers' at 75% of 1998 base salary (when Mr. Prillaman was elected Vice Chairman and Chief Marketing Officer in August of 1998, his incentive opportunity was increased to 80%). Actual payments, if any, are based on the total amount in the annual incentive fund. For 1998, all the Executive Officers and all other officers earned EMIP awards, and 338 other key employees earned MIP awards. The Corporation's 1998 performance produced payments to Mr. Goode and to the other Executive Officers equal to 98.6% of their respective maximum incentive opportunities. Nonetheless, total 1998 cash compensation (salary and bonus) earned by Mr. Goode fell below the 25th percentile, and the average 1998 cash compensation for the three of the four other Executive Officers who have position counterparts in corporations with comparable revenues approximated the 53rd percentile.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total direct compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total direct compensation of Mr. Goode and the other Executive

  Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1998 meeting, the Committee granted stock options to each of the Executive Officers and to 310 other key employees with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 2001. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting--specifically, the Corporation's three-year (i.e., 1998-2000) average Return on Average Invested Capital, three-year average Operating Ratio and three-year Total Return to Stockholders, evaluated relative to performance measures established by the Committee and set out in the schedules below. One third of the performance share units granted in 1998 are available to be earned based on each of the three performance criteria.

----------------------------------              ----------------------------------
  Total Stockholder Return                              Return on Average
     ("TSR") vs. S&P 500                            Invested Capital ("ROAIC")
----------------------------------              ----------------------------------
                 Percentage of                   Three-            Percentage of
  Three-Year      Performance                     Year              Performance
  Average TSR     Share Units                    Average            Share Units
  vs. S&P 500     Earned Out                      ROAIC             Earned Out
----------------------------------              ----------------------------------
90th percentile       100%                         20%                  100%
     80th              90%                         19%                   90%
     70th              85%                         18%                   80%
     60th              80%                         17%                   70%
     50th              75%                         16%                   60%
     40th              50%                         15%                   50%
     30th              30%                         14%                   40%
25th and below          0%                         13%                   20%
                                                Below 13%                 0%
----------------------------------              ----------------------------------

                      ----------------------------------
                            Operating Ratio ("OpR")
                      ----------------------------------
                                       Percentage of
                          Three-        Performance
                          Year NS       Share Units
                        Average OpR     Earned Out
                      ----------------------------------
                             70%            100%
                             75%             75%
                             80%             50%
                             85%             25%
                          Above 85%           0%
                      ----------------------------------

  All stock options granted in 1998 to Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Executive Officer, and--based on the fair market value of the Corporation's Common Stock on the dividend payment date--the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); or (c) the officer's death, disability or retirement.

  All Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1998, Mr. Goode was granted options (including 3,109 incentive stock options that may receive capital gains treatment) on 250,000 shares of Common Stock and 75,000 performance share units; the other Executive Officers as a group were awarded options (including in the case of each such officer, 3,109 incentive stock options that may receive capital gains treatment) on a total of 300,000 shares of Common Stock and the opportunity to earn up to 125,000 performance share units.

  In summary, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More importantly, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code regarding the deductibility of certain executive compensation over $1 million. Based on the requirements of this new legislation and on then-current interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                           L. E. Coleman, Chairman
                                           T. M. Hahn, Jr., Member
                                           H. W. Pote, Member
                                           E. B. Leisenring, Jr., Past Chairman
                                                  (Mr. Leisenring chaired the
                                                  Committee when the described
                                                  decisions were made in
                                                  November 1997 and January
                                                  1998; he retired, effective
                                                  the date of the 1998 Annual
                                                  Meeting, under the
                                                  Corporation's retirement
                                                  policy for directors, since
                                                  which time Mr. Coleman has
                                                  chaired the Committee).

                               PERFORMANCE GRAPH

  The performance graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P Composite 500 Stock Index and a published industry index has been omitted because the Company's Common Stock is owned entirely by NS and is not publicly traded.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed the firm of KPMG LLP, independent public accountants, to audit the books, records and accounts of the Company for the year 1999. This firm has acted as auditors for the Company since June 1, 1982, and also provides services to NS.

  Representatives of KPMG LLP are expected to be present at the 1999 Annual Meeting, with the opportunity to make a statement if they so desire, and available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. In order for a stockholder proposal for the 1999 Annual Meeting of Stockholders to be eligible for inclusion in the Company's proxy statement and form of proxy, it must be received by the Corporate Secretary, Norfolk Southern Railway Company, Three Commercial Place, Norfolk, Virginia 23510-9219, no later than December 14, 1999.

                                          By order of the Board of Directors,
                                              SANDRA T. PIERCE,
                                              Corporate Secretary.

                        NORFOLK SOUTHERN RAILWAY COMPANY
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Sandra T. Pierce, James C. Bishop, Jr. or L.
I. Prillaman, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Railway Company to be held at Three Commercial Place, Norfolk, Virginia, on Tuesday, May 25, 1999, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 15, 1999, and to transact such other business as properly may come before the meeting(s).


  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

                                    NORFOLK SOUTHERN RAILWAY COMPANY
                                    P.O. BOX 11139
                                    NEW YORK, N.Y. 10203-0139

[______]

Please mark boxes [_] or [X] in blue or black ink.

(1) Election of Directors       FOR all nominees listed below, except                   WITHHOLD AUTHORITY to vote
                                as marked to the contrary (see instruction).  [X]       for all nominees listed below.  [X]

                                                 Jon L. Manetta and Henry C. Wolf

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.

                                                                                        Address Change and/or
                                                                                        Comments-Mark Here              [X]

                                                                                        Sign exactly as name appears hereon.
                                                                                        Attorneys-in-fact, executors, trustees,
                                                                                        guardians, corporate officers, etc., should
                                                                                        give full title.
                                                                                        Dated: ______________________________ , 1999
                                                                                        ____________________________________________
                                                                                                         (SIGNATURE)
                                                                                        ____________________________________________
                                                                                                         (SIGNATURE)

--------------------------------------------------------------------------------
             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY